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Exhibit (a)(9)

Fairness Opinion on the Consideration of the 100% Share Acquisition Proposal

Fairness Opinion on the Consideration of the Case by Advanced Semiconductor Engineering, Inc. to Acquire 100% of the Shares of Siliconware Precision Industries Co., Ltd. from Independent Expert

1.
Content of Appointment

  Advanced Semiconductor Engineering, Inc. ("ASE") appoints me as an accountant to issue fairness opinion in relation to the case ("This Case") by ASE to acquire 100% of the shares of Siliconware Precision Industries Co., Ltd. ("SPIL") with the proposed consideration of NT$55 per share. The preparation of the financial statements of SPIL used in this opinion is the responsibilities of the management of SPIL. The accountant only used the contents in the financial statements for calculation and will not comment on the contents of the financial statements.

2.
Overview of the Target Company

I.
Business

  SPIL was incorporated in May 1984 with its principal business in the manufacturing, processing, sales and test services of comprehensive semiconductors. The products which SPIL provides services for are extensively used in PC, communication products, commercial consumer electronics and memory product, etc.

  SPIL is the third largest professional package and test services company in the world. SPIL makes every effort in technology improvement and resources integration of prospective packaging, test or wafer bumps areas, and provides clients with complete unified services on back-end process of semiconductor. Recently, SPIL entered into areas such copper-interconnect assembly and has started capacity construction and mass production and obtained the competitive position in copper-interconnect assembly services, which made SPIL in more flexible capacity, stable financial structure, advanced technology and high and stable yield rate, etc. SPIL has established strongpoints in Taiwan, U.S., Europe, Japan and Mainland China to provide global services.

  Most clients of SPIL are leading semiconductor design or application companies. The advanced interconnection technologies they required allowed SPIL to establish a reputation in high quality products and services. As it can fulfill the upgrading technology requirements from time to time, SPIL has become the priority consideration when clients are seeking a professional manufacturer.

  II.
  Financial position

Unit: NT$(in thousands)

Year			Third quarter
Item	2013	2014	of 2015

Total assets	101,809,571	129,751,625	119,701,902

Total liabilities	39,339,635	57,639,394	50,463,154

Total equity attributable to owners of the company	62,469,936	72,112,231	69,238,748

Final share capital	31,163,611	31,163,611	31,163,611

Book value per share (Note)	20.05	23.14	22.22

Resources: Audited or reviewed consolidated financial statement of SPIL for the years of 2013, 2014 and third quarter of 2015.

Note: Book value per share is calculated based on the number of outstanding shares 3,116,361,139.

Unit: NT$(in thousands)

Year			First 3 quarters
Item	2013	2014	of 2015

Operating income	69,356,192	83,071,441	62,074,982

Operating margin	14,429,488	20,981,381	16,167,017

Operating net profit (loss)	7,937,330	13,807,931	9,993,683

Net profit before tax (loss)	7,455,933	14,254,972	10,397,301

Profit (loss) attributable to owners of the Company	5,892,283	11,731,202	8,974,294

Earnings per share (TWD) (Note)	1.89	3.76	2.88

Resources: Audited or reviewed consolidated financial statement of SPIL for the years of 2013, 2014 and first 3 quarters of 2015.

Note: Earnings after tax per share is calculated based on the number of outstanding shares 3,116,361,139.

3.
Evaluation Models

I.
Introduction to evaluation methods

  The common analytical models for evaluating the value of enterprises have doctrinal foundation and theoretical basis, which can be roughly divided into the following three categories:

  (i)
  Market Approach: for example, market price approach (focusing on listed target companies; the fair value can be estimated by market price in centralized securities exchange), market comparison approach (in accordance with financial information of the target company and peer companies in the market, using market multiplier such as price-earnings ratio, price-book ratio or other financial ratio to analyze and evaluate)

  (ii)
  Income Approach: for example, cash flow approach, to evaluate cash flow generated from future operations created by the target company as a basis, through the process of capitalization and realization, to convert future cash flow to corporate value for evaluating the target company.

  (iii)
  Cost Approach: using book value as a basis, evaluate the total value of individual assets and individual liabilities covered by the target company and consider fair market value, transaction costs and tax of each asset and liability, to reflect the whole value of the target company.

  II.
  Selection of Peer Companies

  SPIL is a professional packaging and testing service provider. Out of the semiconductor manufacturing companies listed on the Taiwan Stock Exchange, three industry peers have been selected for comparison, based on relative similarities in business content, operating model and client attributes: ChipMOS TECHNOLOGIES (Bermuda) LTD. ("ChipMOS"), which mainly provides packaging and testing services for internally-stored IC, LCD driver IC and logic/mixed signal IC during back-end manufacturing of IC semiconductors; Chipbond Technology Corporation ("Chipbond"), which mainly provides back-end packaging and foundry testing services for display driver IC, in which driver IC packaging includes front-end gold-bump manufacturing and back-end TCP and COG packaging, coating packaging and front-end tin-and lead-bump manufacturing; and the professional internal storage IC packaging and testing company of Powertech Technology Inc. ("Powertech"), which crosses new areas of MCP and Micro SD Card packaging and provides customers with complete supply chain downstream support and comprehensive packaging and testing services. The following table lists the financial status, profit condition and price-earnings ratio of these 3 industry peers during the first 3 quarters of 2015:

Unit: NT$(in thousands)

Peer Companies	ChipMOS	Chipbond	Powertech
Items	(8150)	(6147)	(6239)

Total assets	30,432,147	39,796,294	69,796,391

Total liabilities	11,801,136	15,778,181	29,536,391

Shareholder's equity	18,631,011	23,176,288	32,336,436

Final share capital	9,163,036	6,491,870	7,791,466

Net worth per share (TWD) (Note 1)	20.79	35.70	41.50

Operating income	15,114,362	12,922,097	30,430,433

Operating margin	3,190,698	2,975,109	5,655,770

Operating net profit	2,129,641	2,076,276	3,948,514

Net profit before tax	2,330,434	2,208,296	4,083,454

Net profit after tax	1,793,225	1,664,150	2,793,868

Earnings per share (TWD) (Note 2)	2.00	2.56	3.59

Price-earnings ratio (Note 3)	11.62	14.16	13.06

Source: Audited or reviewed consolidated financial statements of the three industry peers for the third quarter of 2015

Note 1: Net worth per share is calculated based on number of issued shares from the most recent financial period.

Note 2: Earnings per share after tax is calculated based on number of issued shares from the most recent financial period.

Note 3: P/E ratio = Average closing price for the 180 business days prior to and including 11 December 2015 /earnings per share after tax for the last four financial quarters

  III.
  Evaluation method selection in This Case

  Based on the background and evaluation purpose of This Case, this opinion uses market approach as the primary evaluation method, taking the recent market transaction price of SPIL, share price ratio of SPIL and the aforementioned industry peers, and price-earnings ratio as the basis for measurement to determine the fair offer price range.

  The income approach requires using the company's estimates for future cash flow, which involves relatively more hypothetical items, has relatively high uncertainty and is not as objective as other methods, and therefore is not used.

  The cost approach is not appropriate for evaluation in consideration of SPIL's operating model and asset structure, and therefore is not used.

  IV.
  Sources of Evaluation Materials

  Major materials of this evaluation:

  (i)
  Audited or reviewed consolidated financial statements of SPIL years of 2013, 2014 and third quarter of 2015.

  (ii)
  Relevant operation summary, financial statements and other material information related to evaluation purposes obtained from Market Observation Post System.

  (iii)
  Information from website of the Taiwan Stock Exchange, information from website of the Taipei Exchange (GreTai Securities Market), comparison materials among SPIL and peer companies and historical stock price information in system of Taiwan Economic Journal Co., Ltd.

  (iv)
  Industry information where SPIL belongs to and relevant industry peers information.

4.
Value calculation

  In order to evaluate the fair value of the company, except for financial information and market price of SPIL in the open market, this opinion also makes reference to the market performance of major listed companies in the same industry to reflect the recent positions of the whole industry. Using market price approach, price-earnings ratio approach and price-book ratio approach of the market approach, the fairness of acquisition price for this tender offer is follows:

  I.
  Market Price Approach

  As SPIL is a listed company and there are public market prices which can be used as an objective reference, this opinion uses recent public trading price as samples to evaluate the average market close price 60, 90 and 180 business days prior to the evaluation record date of December 11, 2015 (including) as follows:

Unit: NT$

Items	Average market close price	Theoretical price range

Latest 60 business days	43.00

Latest 90 business days	41.28	41.28 ~ 43.00

Latest 180 business days	42.75

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/3/25~2015/12/11); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

  As shown in the table above, the referral stock value should fall in the range of NT$41.28~43.00, without taking non-quantifiable adjusting factors into account.

  II.
  Price-book Ratio Approach

  According to the net book value per share in financial materials of SPIL and using average price-book ratio of ChipMOS, Chipbond and Powertech as comparing parameters, to calculate fair value per share of SPIL.

  Using market closing price of 180 business days prior to the evaluation record date December 11, 2015 (including) as sampling basis, and according to financial data such as total equity attributable to owners of the company in the consolidated financial statement for the first 3 quarters of 2015 and number of outstanding shares, to calculate price-book ratio of listed companies in the same industry to calculate fair prices of SPIL as follows:

Unit: NT$

Comparing to peer companies	Average market close prices in latest 180 business days	Net value per share for the first half of 2015	Price-book ratio

ChipMOS	36.26	20.79	1.74

Chipbond	54.51	35.70	1.53

Powertech	59.94	41.50	1.44

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/3/25~2015/12/11); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$

Items	Explanations

Range of multipliers	1.44 ~ 1.74 times

Net value per share of SPIL for the third quarter of 2015	22.22

Theoretical price range	32.00 ~ 38.66

  As shown in the table above, the referral stock value should fall in the range of NT$32.00~38.66, without taking non-quantifiable adjusting factors into account.

  III.
  Price-earnings Ratio Approach

  According to financial materials of SPIL for calculation of earnings per share and taking average price-earnings ratio of ChipMOS, Chipbond and Powertech as comparing parameters to calculate fair value per share of SPIL.

  Using market closing prices 180 business days prior to the evaluation record date December 11, 2015 (including) as sampling basis, and according to financial data such as net profit after tax in the consolidated financial statement for the first 3 quarters of 2015, the net profit after tax in the consolidated financial statement as at the fourth quarter of 2014 and number of outstanding shares and calculated earnings per share in the last four quarters as of the first 3 quarters of 2015 and calculated average price-earnings ratio in the listed industry peers, to calculate fair prices of SPIL as follows:

Unit: NT$

Comparing to peer companies	Average market close prices in latest 180 business days	Earnings per share in last four quarters as of the third quarter of 2015	Price-earnings ratio

ChipMOS	36.26	3.12	11.62

Chipbond	54.51	3.85	14.16

Powertech	59.94	4.59	13.06

Note: Dividends-adjusted data in Taiwan Economic Journal (2015/3/25~2015/12/11); average prices are referenced by market close prices after dividends adjusted. Calculation made simply by arithmetic mean.

Unit: NT$

Items	Explanations

Range of multipliers	11.62 ~ 14.16 times

Consolidated earnings per share of SPIL	3.84

Theoretical price range	44.62 ~ 54.37

  As shown in the table above, the referral stock value should fall in the range of NT$44.62~54.37, without taking non-quantifiable adjusting factors into account.

5.
Evaluate fairness of acquisition price

I.
Theoretical value of common shares

  Results of value of common shares in above evaluation methods:

  The above three methods have their theoretical and practical basis. For avoidance of biases in the evaluation process, the calculation used 33.3% for weighted mean. The price range per share as follows:

Unit: NT$

Evaluation approach	Price range per share	Weight	Theoretical price range per share

Market Price Approach	41.28 ~ 43.00	33.3%

Price-book Ratio Approach	32.00 ~ 38.66	33.3%	39.30 ~ 45.34

Price-earnings Ratio Approach	44.62 ~ 54.37	33.3%

  II.
  Non-Quantifiable Adjusting Factors

  Taking into consider the premium under control, the operation of both parties, prospective development conditions, profitability and other key factors as such, while taking the statistic information of Bloomberg into account, the range of stock price was adjusted as below, with consideration to the average premium rate of 32.92% of the merger cases in semiconductor industry among the mainland, Hong Kong, Macau and Taiwan:

Evaluation approach	Price range per share	Adjusted price range

The weighted average of the results under market price approach, price-book approach and the price-earnings ratio approach	39.30 ~ 45.34	52.24 ~ 60.27

  III.
  Conclusion

  Through statistical analysis of the quantifiable financial numbers and objective market information via market price method, stock evaluation method and price-earnings ratio, the fair offer price per share should be between NT$52.24~60.27. Therefore, it is our opinion that the consideration of NT$55 per share proposed by ASE for the acquisition of the 100% of shares of SPIL is within the range of fairness, and shall be deemed appropriate and fair.

Examiner: Ji-Sheng Chiu
December 13, 2015

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  Exhibit (a)(9)
Fairness Opinion on the Consideration of the 100% Share Acquisition Proposal Fairness Opinion on the Consideration of the Case by Advanced Semiconductor Engineering, Inc. to Acquire 100% of the Shares of Siliconware Precision Industries Co., Ltd. from Independent Expert
Unit: NT$(in thousands)